EXHIBIT 99.1

Optio Software Reports Third Quarter Results

•	Year-to-date revenue up 5% year-over-year

•	Fourth consecutive fiscal quarter of operating profits; net profit of $353,000

ALPHARETTA, GEORGIA – December 9, 2004 – Optio Software (OTCBB:OPTO.OB), a leading provider of imaging, output and print management solutions that help companies optimize document-driven processes, today announced financial results for its third fiscal quarter ended Oct. 31, 2004.

Third quarter revenue increased 4% year-over-year to $6.6 million from $6.4 million. Net income was $353,000 and diluted earnings per share (EPS) were $0.02, up from a net loss of $357,000 and diluted EPS of ($0.02) in the prior-year period.

“For the year-to-date period, total revenue grew 5% year-over-year, from $19.6 million in the nine months ended Oct. 31, 2003, to $20.6 million for the nine months ended Oct. 31, 2004. We generated $1.3 million in profit for the nine months ended Oct. 31, 2004 and continued to generate good cash flow from operations, which enabled us to complete the third-quarter acquisition of VertiSoft Corp. and to make strategic investments in critical sales, marketing and research and development areas of our business,” said Wayne Cape, Optio chairman, president and chief executive officer.

Quarterly Results

Net income was $353,000, compared to a net loss of $357,000 – which included a $900,000 impairment charge for a note receivable – reported during the same quarter of the previous fiscal year. Diluted earnings per share and earnings per basic share were $0.02 for the third quarter of fiscal 2005.

Software, Subscription, Services and Maintenance Revenues and Costs of Revenue

During the quarter, overall revenues rose 4% year-over-year. Software license revenues declined 13% to $1.8 million, compared to $2.1 million in the third quarter of the prior year. Services and maintenance revenues rose 3% to $4.4 million for the three months ended Oct. 31, 2004, compared to $4.3 million for the same period in fiscal 2003. Subscription-based licensing contracts contributed $417,000 in subscription fees to the quarter ended Oct. 31, 2004. Total costs of revenue during the third fiscal year were $1.5 million, a 3% decrease from the $1.6 million reported during the same quarter in the prior year.

“We continued to grow overall revenues during our historically weakest, third fiscal quarter,” Cape said. “The decline in software license revenue resulted from several deals that failed to close during the third quarter as expected. However, $417,000 in subscription-based licensing revenues during the quarter from Optio QuickRecord™ solutions – added as a result of the acquisition of VertiSoft Corp. during the quarter – helped offset the year-over-year decline in software license revenue. We expect the gradual adoption of this subscription-based licensing model across the healthcare segment of our business to provide a consistent revenue stream that will help reduce quarter-to-quarter revenue fluctuations over time.”

Operating Expenses

Total operating expenses declined 7% to $4.8 million during the quarter, compared to $5.2 million for the three months ended Oct. 31, 2003. During the third quarter, Optio continued to reinvest cash flows back into sales and marketing and research and development activities, while reducing general and administrative expenses.

Year-to-Date Results

Net income for the nine months ended Oct. 31, 2004, was $1.3 million, compared to net income of $484,000 in the nine months ended Oct. 31, 2003. Basic earnings per share and diluted earnings per share for the nine months ended Oct. 31, 2004, were $0.07 and $0.06, respectively.

Software license revenue for the first nine months of the fiscal year was $7.2 million, a 9% increase from $6.6 million for the nine months ended Oct. 31, 2003. Services, maintenance and other revenue remained constant at $13 million. Subscription-based licensing contracts contributed $417,000 in subscription fees to the nine months ended Oct. 31, 2004.

Total revenue increased 5% to $20.6 million, compared to $19.6 million for the same period in the prior year. Total costs of revenue decreased from $4.9 million during the nine months ended Oct. 31, 2003 to $4.8 million for the nine months ended Oct. 31, 2004.

Balance Sheet

The company closed the quarter with $4.8 million in cash, compared to $5.3 million as of January 31, 2004. However, Optio Software used approximately $1.6 million in cash to acquire VertiSoft Corporation in August 2004. The company had no outstanding balance on its line of credit as of Oct. 31, 2004. In addition, the company’s days’ sales outstanding (DSO) were 54 in the third fiscal quarter, compared to 52 days during the second fiscal quarter.

Highlights from the third quarter included:

•	The acquisition of VertiSoft Corporation, a pioneer of electronic health record (EHR) and clinical document management systems. The acquisition broadens Optio’s portfolio of integrated healthcare software solutions and brings an ongoing, subscription-based revenue stream from VertiSoft’s existing multi-year contracts.

•	The selection of Optio, a Certified Partner in the Oracle Partner Network, to participate in an Oracle financing and leasing program to offer flexible and affordable payment plans to enable joint customers to acquire Oracle and Oracle partner products and solutions.

•	The introduction of Optio’s Rapid Document Design, an offering that helps companies streamline implementations of large numbers of mission-critical documents.

•	Optio’s selection as one of only two global third-party vendors and the only output management vendor represented in QAD’s Solution Center, an information portal used by the global QAD sales force to demonstrate how customers and prospects can add value to MFG/PRO eB2 enterprise software.

•	A partnership with Tangerine Software, a supplier of ERP solutions, business intelligent software and consulting services to mid-market manufacturers and distributors in Canada. Under the agreement, Tangerine Software will sell Optio solutions and provide related implementation, technical support, programming and ongoing consulting services to mid-market companies.

•	Sales of Optio solutions to customers such as California Micro Devices Corporation, Kansas State University, and Specialty Retailers (TX) LP.

About Optio

Optio Software’s imaging, output and print management solutions help enterprises reduce the cost, time and complexity of managing the entire lifecycle of their transactional documents and achieve higher levels of efficiency and accuracy in their document-driven business processes. Founded in 1981, Optio Software has world headquarters in Alpharetta, Georgia, EMEA headquarters in Paris and sales offices in Germany and the United Kingdom. More information about Optio Software (OTC BB:OPTO.OB) is available at OptioSoftware.com.

© Copyright 2004, Optio Software, Inc. All Rights Reserved. Optio is a registered trademark and Optio QuickRecord Suite is a trademark of Optio Software, Inc. Other companies and products mentioned in this document are the property of their respective owners.

Forward Looking Statements

This press release includes statements and other matters that could be considered to be forward-looking and subject to a number of risks and uncertainties that could cause actual results to differ materially from expectations. Such forward-looking statements are made pursuant to the “safe-harbor” provisions of the Private Securities Litigation Reform Act of 1995 and are made based on management’s current expectations or beliefs as well as assumptions made by, and information currently available to, management. Factors that might cause or contribute to such differences include, but are not limited to, risks associated with Optio’s reliance on strategic marketing and reseller relationships, the collectibility of Optio’s accounts receivable and note receivable (specifically, the M2 note receivable), fluctuations in operating results because of acquisitions or dispositions, failure to integrate new products and newly acquired companies, diversion of management resources relating to acquisitions, reduction in cash reserves relating to acquisitions, challenges relating to acquisitions and the possibility that this may cause Optio to no longer be profitable, the negative effect on Optio’s earnings relating to the amortization or potential write-down of acquired assets or goodwill, failure to retain the business relationships with existing customers of acquisitions, changes in competition, changes in economic conditions in the U.S. and in other countries in which Optio currently does business (both general and relative to the technology industry), delays or inability in developing new or unique software, market acceptance of new products, the failure of new products to operate as anticipated, expectation of achieving and sustaining operating profits and earnings, including the timing of such cash flow and company performance, disputes regarding Optio’s intellectual property, risks relating to the delisting of our stock, possible adverse results of pending or future litigation, or risks associated with Optio’s international operations. In addition, other written or oral statements that constitute forward-looking statements may be made by or on behalf of Optio. These and additional factors are set forth in “Safe Harbor Compliance Statement for Forward-Looking Statements” included as Exhibit 99.1 to Optio’s most recent Quarterly Report on Form 10-Q. You should carefully review these risks and additional risks described in other documents Optio files from time to time with the Securities and Exchange Commission, including the Quarterly Report of Form 10-Q that Optio will file on or before December 15, 2004.

OPTIO SOFTWARE, INC.

Consolidated Statements of Operations

(in thousands, except per share data)

	Three Months Ended October 31,		Nine Months Ended October 31,
	2004	2003	2004	2003
Revenue:
License fees	$1,783	$2,052	$7,243	$6,635
Subscription fees	417	—	417	—
Services, maintenance, and other	4,449	4,326	12,989	12,967

	6,649	6,378	20,649	19,602

Cost of revenue:
License fees	121	59	444	285
Services, maintenance, and other	1,406	1,521	4,361	4,592

	1,527	1,580	4,805	4,877

	5,122	4,798	15,844	14,725

Operating expenses:
Sales and marketing	2,538	2,119	7,853	6,858
Research and development	1,089	978	3,247	2,969
General and administrative	962	1,076	3,095	3,367
Impairment of M2 note receivable	—	900	—	900
Depreciation and amortization	221	122	398	443

	4,810	5,195	14,593	14,537

Income (loss) from operations	312	(397)	1,251	188

Other income (expense):
Interest income	38	41	121	132
Interest expense	(3)	(5)	(10)	(13)
Other	4	4	42	31

	39	40	153	150

Income (loss) before income taxes	351	(357)	1,404	338
Income tax expense (benefit)	(2)	—	56	(146)

Net income (loss)	$353	$(357)	$1,348	$484

Net income (loss) per share - basic	$0.02	$(0.02)	$0.07	$0.03

Net income (loss) per share - diluted	$0.02	$(0.02)	$0.06	$0.02

Weighted average shares outstanding - basic	20,632,738	19,214,942	19,855,566	19,174,225

Weighted average shares outstanding - diluted	23,532,892	19,214,942	23,124,753	20,956,617

OPTIO SOFTWARE, INC.

Condensed Consolidated Balance Sheets

(in thousands)

	October 31, 2004	January 31, 2004
ASSETS

Current Assets:
Cash, cash equivalents and marketable securities	$4,754	$5,328
Accounts receivable, net	3,931	5,293
Notes receivable from M2	346	310
Other current assets	455	288

Total current assets	9,486	11,219

Property and equipment, net	648	541
Notes receivable	2,097	2,376
Goodwill and other intangible assets, net	3,742	—
Other assets	108	110

Total Assets	$16,081	$14,246

LIABILITIES AND SHAREHOLDERS’ EQUITY

Current liabilities:
Accounts payable	$1,017	$812
Other accrued liabilities	1,662	2,627
Deferred revenue	5,774	6,256
Current portion of debt and capital lease obligations	22	76

Total current liabilities	8,475	9,771

Long-term portion of debt and capital lease obligations	91	87
Long-term accrued expenses	92	101

Shareholders’ equity	7,423	4,287

Total liabilities and shareholders’ equity	$16,081	$14,246